SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

13d-2(a)

(Amendment No. 3)

GOODMAN GLOBAL, INC.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

38239A100

(CUSIP Number)

John Keffer, Esq.

King & Spalding LLP

1100 Louisiana, Suite 4000

Houston, Texas 77002

(713) 751 - 3200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2007

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38239A100	13D	Page 2 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON JOHN BAILEY GOODMAN 1984 GRANTOR TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 3 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON MEG GOODMAN DANIEL 1984 GRANTOR TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 4 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON BETSY GOODMAN ABELL 1984 GRANTOR TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 5 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON HAROLD G. GOODMAN 1984 GRANTOR TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 6 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON BAILEY QUIN DANIEL 1991 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 7 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON LUCY HUGHES ABELL 1991 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 8 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON SAM HOUSTON VITERBO ABELL 1991 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 9 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON HARRIETT ELIZABETH GOODMAN 1991 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 10 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON JOHN BAILEY GOODMAN, JR. 1991 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 11 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON HUTTON GREGORY GOODMAN 1994 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 12 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON HANNAH JANE GOODMAN 1994 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 13 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON MARY JANE GOODMAN 1994 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 14 of 17

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON HAROLD VITERBO GOODMAN II 1994 TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 0
8 SHARED VOTING POWER
9 SOLE DISPOSITIVE POWER 0
10 SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 38239A100	13D	Page 15 of 17

This Amendment No. 3 to Schedule 13D (“Amendment No. 3”) is filed jointly by (i) John Bailey Goodman 1984 Grantor Trust, (ii) Meg Goodman Daniel 1984 Grantor Trust, (iii) Betsy Goodman Abell 1984 Grantor Trust, (iv) Harold G. Goodman 1984 Grantor Trust, (v) Bailey Quin Daniel 1991 Trust, (vi) Lucy Hughes Abell 1991 Trust, (vii) Sam Houston Viterbo Abell 1991 Trust, (viii) Harriett Elizabeth Goodman 1991 Trust, (ix) John Bailey Goodman, Jr. 1991 Trust, (x) Hutton Gregory Goodman 1994 Trust, (xi) Hannah Jane Goodman 1994 Trust, (xii) Mary Jane Goodman 1994 Trust and (xiii) Harold Viterbo Goodman II 1994 Trust, relating to the shares of common stock, par value $0.01 (the “Common Stock”), of Goodman Global, Inc. (the “Issuer”). Such persons are referred to herein collectively as the “Reporting Persons.” Amendment No. 3 supplements and amends Amendment No. 2 filed on November 2, 2007 (“Amendment No. 2”). Amendment No. 2 supplemented and amended the Schedule 13D filed by Reporting Persons on May 10, 2006 (“Original Schedule 13D”) and Amendment No. 1 to the Schedule D filed by Reporting Persons on October 29, 2007 (“Amendment No. 1”). The Original Schedule 13D, Amendment No. 1 and Amendment No. 2 are all incorporated herein by reference. This Amendment No. 3 is being filed by Reporting Persons to report the sale of their shares in connection with the acquisition of the Issuer by Hellman & Friedman LLC which closed on February 13, 2008. The address of each Reporting Person is Altazano Management, LLC, 109 North Post Oak Lane, Suite 425, Houston, Texas 77024.

Responses to each item of this Statement on Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.	Security and Issuer

No change.

Item 2.	Identity and Background

No change.

Item 3.	Source and Amount of Funds or Other Consideration

No change.

Item 4.	Purpose of Transaction

No change.

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented by deleting it in its entirety and replacing it with the following:

Reporting Persons are the record holders of 0 shares of Common Stock of the Issuer, which represent approximately 0% of the outstanding Common Stock of the Issuer.

On February 13, 2008 Reporting persons sold an aggregate of 8,651,002 shares of Common Stock to Hellman & Friedman LLC at $25.60 per share in connection with the acquisition of the Issuer by Hellman & Friedman LLC, a private equity firm. In addition, John B. Goodman, a director of the issuer, sold options to purchase 30,321 shares of Common Stock to Hellman & Friedman LLC at a net purchase price of $25.60 per share minus the $5.28 exercise price per share multiplied by the 30,321 shares.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

No change.

Item 7.	Material to Be Filed as Exhibits

None.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

February 13, 2008

Wilmington Trust Company, Trustee of the Hutton Gregory Goodman 1994 Trust

By:	/s/ Mark A. Oller
Name:	Mark A. Oller
Its:	Vice President

Wilmington Trust Company, Trustee of the Hannah Jane Goodman 1994 Trust

By:	/s/ Mark A. Oller
Name:	Mark A. Oller
Its:	Vice President

Wilmington Trust Company, Trustee of the Mary Jane Goodman 1994 Trust

By:	/s/ Mark A. Oller
Name:	Mark A. Oller
Its:	Vice President

Wilmington Trust Company, Trustee of the Harold Viterbo Goodman II 1994 Trust

By:	/s/ Mark A. Oller
Name:	Mark A. Oller
Its:	Vice President

/s/ C. Hastings Johnson
C. Hastings Johnson, Trustee of the Lucy Hughes Abell 1991 Trust

/s/ C. Hastings Johnson
C. Hastings Johnson, Trustee of the Sam Houston Viterbo Abell 1991 Trust

/s/ Harold G. Goodman
Harold G. Goodman, Trustee of the Harold G. Goodman 1984 Grantor Trust

/s/ Meg Goodman
Meg Goodman (formerly Meg Goodman Daniel), Trustee of the Meg Goodman Daniel 1984 Grantor Trust

Wilmington Trust Company, Trustee of the Meg Goodman Daniel 1984 Grantor Trust

By:	/s/ Mark A. Oller
Name:	Mark A. Oller
Its:	Vice President

/s/ Betsy Goodman Abell
Betsy Goodman Abell, Trustee of the Betsy Goodman Abell 1984 Grantor Trust

/s/ John B. Goodman
John B. Goodman, Trustee of the Betsy Goodman Abell 1984 Grantor Trust

/s/ Daniel A. Breen III
Daniel A. Breen III, Trustee of the Harriett Elizabeth Goodman 1991 Trust

/s/ Daniel A. Breen III
Daniel A. Breen III, Trustee of the John Bailey Goodman, Jr. 1991 Trust

/s/ John B. Goodman
John B. Goodman, Trustee of the John Bailey Goodman 1984 Grantor Trust

Wilmington Trust Company, Trustee of the Bailey Quin Daniel 1991 Trust

By:	/s/ Mark A. Oller
Name:	Mark A. Oller
Its:	Vice President

/s/ Daniel A. Breen III
Daniel A. Breen III, Trustee of the Bailey Quin Daniel 1991 Trust